Exhibit 99.01

Press Release
www.shire.com

New Shire Board member

Dublin, Ireland – November 2, 2009 – The Board of Directors of Shire plc (LSE: SHP, NASDAQ: SHPGY) announces that Mr David Stout joined the Board as a Non Executive Director with effect from 31 October 2009.

Mr Stout has extensive pharmaceutical experience. Most recently he was President, Pharmaceutical Operations at GSK. In this position he had responsibility for pharmaceutical operations in the United States, Europe, Japan and all other International Markets. Mr Stout was also responsible for global manufacturing and global Biologics (vaccines) at GSK. Prior to that he was President of GSK’s US Pharmaceuticals Business and before that SmithKline Beecham’s North American Pharmaceuticals Business. Before joining SmithKline Beecham, Mr Stout worked for many years at Schering- Plough.

Mr Stout holds directorships at Allos Therapeutics, Inc, Jabil Circuit, Inc. and Airgas Inc.

Matt Emmens, Chairman of Shire commented;

“We are delighted to welcome David Stout to the Shire Board. He brings with him extensive international experience in the pharmaceutical industry, which we believe will be of great value to Shire as it continues its growth trajectory and becomes a more global company.”

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 617 551 9715

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America, Specialty Pharma)	+1 484 595 8248

	Jessica Cotrone (North America, HGT)	+1 617 613 4640

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.